Darian B. Andersen
General Counsel, P.C.
Attorney and Counselor at Law
1015 Waterwood Parkway, Suite GA1
Edmond, Oklahoma 73034
(405) 330-2235 FAX: (405) 330-2236
darianandersen@gmail.com

December 26, 2017

VIA EDGAR CORRESPONDENCE ONLY

CAT9 Group Inc.

Board of Directors

Yudong Miaoshitai #46-9, Bana District,

Chongqing, China 401321

Re: Legal Opinion and Consent Registration Statement on Form S-1

Dear Members of the Board:

In our capacity as legal counsel to CAT9 GROUP INC. (the “Company”), General Counsel, P.C. (the “Firm”) has participated in corporate proceedings associated with the issuance by the Company of a maximum of 40,000,000 shares of common stock as set out and described in the Company’s Registration Statement on Form S-1 under the Securities Act of 1933 (the "Registration Statement").

The Firm has examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Company’s Articles of Incorporation, as amended, (iii) the Company’s By-Laws, (iv) applicable resolutions of the Company’s Board of Directors, (v) the books and records of the Company, (vi) the Company’s prior filings with the United States Securities and Exchange Commission, and (vii) other documents as the Firm has deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

The Firm has made certain assumptions in forming its opinion and providing its consent to use this otherwise protected attorney-client communication as an exhibit to the Registration Statement. The Firm has assumed the legal capacity of all natural persons. It has further assumed the genuineness and authenticity of all signatures (handwritten, electronic or otherwise) and documents produced by the Company, whether such documents were in electronic format, copies or facsimiles. The Firm has also assumed the existence and accuracy of the identification of the selling shareholders set forth in the Registration Statement.

As to those material facts set forth in the Registration Statement that the Firm could not independently establish or verify, the Firm has relied upon statements and representations of directors, officers, advisors and other representatives or agents of the Company. Based upon the foregoing, and based upon the undersigned’s education, experience and training, the Firm opines that:

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CAT9 GROUP INC.

December 22, 2017

(a) The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, as amended, including statutory provisions, and all applicable provisions of the Delaware General Corporation Law (“DGCL”) the codified laws of the State of Delaware and reported judicial decisions interpreting those laws;

(b) The Company has taken all requisite corporate action and all other action recognized as being consistent with standards of proper corporate governance required with respect to the authorization, issuance and sale of common stock issued pursuant to the Registration Statement;

(c) The 40,000,000 shares of common stock being offered by the selling shareholders are duly authorized, validly issued, fully paid and non-assessable, unencumbered and not subject to any actual or threatened litigation, and not subject to any defaults or failures by the Company in filing annual reports with the State of Delaware; and

(d) The rights, duties and obligations related to the 40,000,000 shares of common stock being offered in the Registration Statement are governed by the Articles of Incorporation dated January 26, 2015, and amended August 19, 2015, and Bylaws of the Company dated January 26, 2015, and where necessary, the DGCL.

(e) Questionnaires completed and signed by all officers and directors of the Company.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, the jurisdiction of its incorporation and has full corporate power as described in the Registration Statement.

The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, with a par value of $0.0001 per share, of which there are 101,000,000 shares outstanding. The Company has not authorized the issuance of Preferred Stock. Proper corporate proceedings have been taken validly to authorize such authorized capital stock and all the outstanding shares of such capital stock (including the Shares), when delivered in the manner and/or on the terms described in the Registration Statement (after it is declared effective), are duly and validly issued, fully paid and non-assessable. The shareholders of the Company have no preemptive rights with respect to the Common Stock of the Company.

Typically, correspondence of this nature is protected under the attorney-client privilege. However, this correspondence is necessary in conjunction with the submission of the Registration Statement, and thus the Board of Directors is hereby authorized to attach it as the Firm’s opinion related to certain representations in the Registration Statement, and to reference the Firm in the Registration Statement. This correspondence, however, does not constitute a waiver of the attorney-client privilege as to unrelated or future matters.

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CAT9 GROUP INC.

December 22, 2017

No opinion is expressed relating to any affiliated company formed under the laws of any jurisdiction other than a state in the United States of America.

Please feel free to contact me with any questions.

Very truly yours,

GENERAL COUNSEL, P.C.

Darian B. Andersen

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